Exhibit 99.1

Liquidity Services Awarded New Scrap Contract

with the U.S. Department of Defense

WASHINGTON — April 14, 2016 — Liquidity Services, Inc. (NASDAQ: LQDT), a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus, today announced the award of its new Scrap Contract with the Defense Logistics Agency (DLA) of the U.S. Department of Defense (DoD) to manage and sell scrap assets generated by DoD installations throughout the continental United States, Alaska, Hawaii, Puerto Rico and Guam. The Company expects to commence operations under the new Scrap Contract on September 1, 2016.

Under the terms of the new contract, Liquidity Services will acquire all scrap property offered to it by the DLA and, in exchange, will pay a revenue-sharing payment equal to 64.5% of the gross resale proceeds. The Company will bear all of the costs for the sorting, merchandising and sale of the property. The new contract has a 36-month base term with two 12-month extension options exercisable by the DLA. There is a 5-month ramp-up period prior to the effective date of the new contract during which time the Company will adjust its operations to conform to the any new requirements under the contract.

Under the new scrap contract, Liquidity Services will continue to serve as the primary sales channel for DoD scrap property including base materials and scrap metals such as ferrous and non-ferrous metals, nickel alloy, rubber, paper and other miscellaneous materials. Assets will be offered for sale through Liquidity Services’ online auction marketplace, Govliquidation.com, to a global buyer base.

“We are pleased to extend our 16-year relationship with the DLA as the largest online sales channel in the U.S. for scrap material,” said Bill Angrick, chairman and chief executive officer of Liquidity Services. “We have sold over 2.5 billion pounds of scrap material for the DoD and will continue to build on our expertise in the management, marketing and sale of these assets to generate the highest return for our government partner and our shareholders.”

About Liquidity Services

Liquidity Services is a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus. The company partners with global Fortune 1000 corporations, middle market companies, and government agencies to intelligently transform surplus assets and inventory from a burden into a liquid opportunity that fuels the achievement of strategic goals. The company’s superior service, unmatched scale and ability to deliver results enable it to forge trusted, long-term relationships with over 8,000 clients worldwide. With nearly $6 billion in completed transactions, and approximately three million buyers in almost 200 countries and territories, the company is the proven leader in delivering smart surplus solutions. To learn more about Liquidity Services, please visit LiquidityServices.com.

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Contact

Julie Davis

Senior Director, Investor Relations

202.558.6234

julie.davis@liquidityservices.com

Jeanette Hanfling

Director of Public Relations

202.467.5723

jeanette.hanfling@liquidityservices.com